Exhibit 99.1

The New York Times Company Reports 2017 Fourth-Quarter and Full-Year Results

NEW YORK--(BUSINESS WIRE)--February 8, 2018--The New York Times Company (NYSE:NYT) announced today fourth-quarter 2017 diluted loss per share from continuing operations of $.35 compared with $.24 earnings per share in the same period of 2016. Adjusted diluted earnings per share from continuing operations (defined below) was $.39 in the fourth quarter of 2017 compared with $.30 in the fourth quarter of 2016.

Operating profit decreased to $22.7 million in the fourth quarter of 2017 from $55.6 million in the same period of 2016, largely due to pension settlement charges, higher operating costs as a result of an additional week in the quarter (described further below) and lower print advertising revenues, which were partially offset by higher subscription revenues. Adjusted operating profit (defined below) increased to $108.3 million in the fourth quarter of 2017 compared with $95.7 million in the fourth quarter of 2016, principally driven by strong digital subscription revenues as well as the impact of the additional week in the quarter, partially offset by higher adjusted operating costs and lower print advertising revenues.

Mark Thompson, president and chief executive officer, The New York Times Company, said, “2017 was a year marked by growth and innovation both in our groundbreaking journalism and in our thriving business. We had our best revenue growth in many years, driven by strong digital subscription revenues, which increased by over $100 million year-over-year. Subscription revenues were over one billion dollars in 2017, or 60 percent of the year’s total revenues, and is a clear sign that our subscription-first business model is proving to be an effective way to support our broad journalistic ambitions.

“In Q4 we added 99,000 net digital news subscriptions and 157,000 total net digital-only subscriptions, with news, Cooking and Crosswords products all contributing to growth. We’re pleased with the continued rate of growth and particularly pleased to be seeing strong retention from the large group of new subscribers who came to The Times late last year. We believe there remains a large opportunity to continue to extend our subscription reach and will continue to invest in areas of the business that will allow us to achieve that growth.

“For the full year, we grew digital advertising revenue by double-digits and saw continued challenges in print advertising, though our rate of decline moderated somewhat in the late part of 2017. Advertising now represents just one-third of our total company revenues.

“We finished the year with more than $600 million in digital revenues, putting us well on track toward our goal of $800 million and we accomplished that just two years into the five-year plan we laid out in our 2015 strategy document, Our Path Forward.”

Comparisons
Unless otherwise noted, all comparisons are for the fourth quarter of 2017 to the fourth quarter of 2016.

Because of the Company’s fiscal calendar, the 2017 fourth quarter and year included an additional week (14 weeks and 53 weeks) compared with the 2016 fourth quarter and year (13 weeks and 52 weeks). A reconciliation of revenues, excluding the estimated effect of the additional week, to revenues including the additional week, is included in the exhibits to this release.

This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The exhibits include a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures, as well as an explanation of non-operating retirement costs.

Fourth-quarter 2017 results included the following special items:

  $102.1 million in pension settlement charges ($61.5 million after tax or $.38 per share) in connection with the transfer of certain pension benefit obligations to insurers.
  A $37.1 million gain ($22.3 million after tax or $.14 per share) in connection with the settlement of contractual funding obligations primarily from a postretirement plan.
  A $14.8 million loss ($8.3 million or $.05 per share after tax and net of noncontrolling interest) reflecting (i) our proportionate share of the loss recognized by Madison Paper Industries ("Madison"), in which the Company has an investment through a subsidiary, resulting from Madison's settlement of pension obligations, and (ii) a loss resulting from the sale of our 49% equity interest in Donahue Malbaie Inc. ("Malbaie"), a Canadian newsprint company.
  A $3.2 million charge ($1.9 million after tax or $.01 per share) in connection with the ongoing redesign and consolidation of space in our headquarters building.
  A $68.7 million charge ($.42 per share) primarily attributable to the remeasurement of our net deferred tax assets required as a result of recent tax legislation.

Fourth-quarter 2016 results included the following special items:

  A $21.3 million pension settlement charge ($12.8 million after tax or $.08 per share) in connection with a lump-sum payment offer to certain former employees.

  A $3.9 million gain ($2.4 million after tax or $.01 per share) related to the sale of assets of a paper mill operated by Madison.
  A $3.8 million income tax benefit ($.02 per share) primarily due to a reduction in the Company’s reserve for uncertain tax positions.

The Company had severance costs of $1.0 million ($0.6 million after tax or $.00 per share) and $0.6 million ($0.3 million after tax or $.00 per share) in the fourth quarters of 2017 and 2016, respectively.

Results from Continuing Operations

Revenues
Total revenues for the fourth quarter of 2017 increased 10.1 percent to $484.1 million from $439.7 million in the fourth quarter of 2016. Subscription revenues increased 19.2 percent, while advertising revenues decreased 1.3 percent and other revenues increased 12.0 percent. Excluding the additional week, estimated total revenues increased 3.5 percent, with subscription revenues up 11.0 percent and advertising revenues down 6.6 percent.

Subscription revenues in the fourth quarter of 2017 rose primarily due to significant growth in recent quarters in the number of subscriptions to the Company’s digital-only products. Revenue from the Company’s digital-only subscription products (which include our news product, as well as our Crossword and Cooking products) increased 51.2 percent compared with the fourth quarter of 2016, to $96.3 million. Excluding the additional week, estimated revenue from the Company’s digital-only subscription products increased 40.1 percent to $89.2 million.

Digital-only subscriptions totaled approximately 2,644,000 at the end of the fourth quarter of 2017, a net increase of 157,000 subscriptions compared with the end of the third quarter of 2017 and a 41.8 percent increase compared with the end of the fourth quarter of 2016. Of the 157,000 additions, 99,000 came from the Company’s digital news products, while the remainder came from the Company’s Cooking and Crossword products.

Fourth-quarter digital advertising revenue increased 8.5 percent, while print advertising revenue decreased 8.4 percent. Digital advertising revenue was $84.2 million, or 46.1 percent of total Company advertising revenues, compared with $77.6 million, or 41.9 percent, in the fourth quarter of 2016. Excluding the additional week, estimated digital advertising revenue increased 1.3 percent to $78.6 million, while print advertising revenue decreased 12.3 percent. The increase in digital advertising revenue primarily reflected increases in revenue from smartphone and branded content, partially offset by a continued decrease in traditional website display advertising.

Other revenues rose 12.0 percent in the fourth quarter largely due to affiliate referral revenue associated with the product review and recommendation website, Wirecutter.

Operating Costs
Operating costs increased in the fourth quarter of 2017 to $393.2 million compared with $362.8 million in the fourth quarter of 2016, largely due to higher marketing and compensation costs, as well as the impact from the additional week in the quarter, partially offset by lower print production and distribution costs. Adjusted operating costs increased to $375.8 million from $344.0 million in the fourth quarter of 2016, largely due to the impact from the additional week in the quarter, as well as higher costs from marketing, which were partially offset by lower print production and distribution costs.

Non-operating retirement costs, which exclude special items, decreased to $1.5 million from $2.5 million in the fourth quarter of 2017, primarily due to lower multiemployer pension plan withdrawal expense.

Raw materials costs decreased to $17.8 million compared with $19.2 million in the fourth quarter of 2016, largely due to volume declines.

Other Data

Joint Ventures
During the fourth quarter of 2017, the Company recognized a special item loss of $14.8 million from joint ventures. This included (i) an $8.4 million loss, reflecting our proportionate share of the loss recognized by Madison, resulting from Madison's settlement of pension obligations (the Company’s proportionate share of this loss after tax and adjusted for the allocation of the loss to the noncontrolling interest was $4.5 million), and (ii) a $6.4 million loss resulting from the sale of our 49% equity interest in Malbaie.

Interest Expense and Other, net
Interest expense and other, net decreased in the fourth quarter of 2017 to $4.7 million compared with $7.9 million in the fourth quarter of 2016 as a result of the repayment, at maturity, of the Company’s 6.625 percent senior notes in the fourth quarter of 2016.

Income Taxes
The Company had income tax expense of $63.1 million in the fourth quarter of 2017 compared with $13.4 million in the fourth quarter of 2016. The increase was primarily due to a one-time charge of $68.7 million which is primarily attributable to the remeasurement of our net deferred tax assets required as a result of the Tax Cuts and Jobs Act signed into law on December 22, 2017, which among other impacts, reduced the U.S. federal corporate tax rate from 35% to 21% beginning in 2018.

Liquidity
As of December 31, 2017, the Company had cash and marketable securities of approximately $732.9 million (excluding restricted cash of approximately $18.0 million, substantially all of which is set aside to collateralize certain workers’ compensation obligations). Included within marketable securities is approximately $63 million of securities used as collateral for letters of credit issued by the Company in connection with the leasing of floors in our headquarters building. Total debt and capital lease obligations were approximately $250.2 million.

Pension Obligations
As part of the Company’s continued effort to reduce the overall size and potential volatility of our pension plan obligations, as well as administrative costs, the Company entered into arrangements with insurers to transfer the pension benefit obligations and annuity administration for certain pension plan participants. This transfer of obligations allowed the Company to reduce its qualified pension plan obligations by approximately $263 million. As a result of these arrangements, the Company recorded pension settlement charges of $102.1 million before tax in the fourth quarter of 2017.

During the fourth quarter, the Company also made discretionary contributions totaling approximately $120 million to certain qualified pension plans.

In addition, the Company recorded a gain of $37.1 million in the fourth quarter in connection with the settlement of a funding obligation primarily in one of its other postretirement benefit plans.

As of December 31, 2017, the underfunded balance of our qualified pension plans was approximately $69 million, a reduction of approximately $153 million from December 25, 2016.

Capital Expenditures
Capital expenditures totaled approximately $37 million in the fourth quarter of 2017 and $104 million for the full year of 2017. The expenditures were primarily related to the ongoing redesign and consolidation of space in our headquarters building and improvements at our College Point printing and distribution facility.

Outlook
Total subscription revenues in the first quarter of 2018 are expected to increase in the mid to high-single digits compared to the first quarter of 2017.

Total advertising revenues in the first quarter of 2018 are expected to decrease in the mid to high-single digits compared with the first quarter of 2017.

Operating costs and adjusted operating costs are expected to increase in the low-single digits in the first quarter of 2018 compared with the first quarter of 2017.

The Company expects the following on a pre-tax basis in 2018:

  Depreciation and amortization: $60 million to $65 million,
  Interest expense, net: $18 million to $21 million, and
  Capital expenditures: $60 million to $70 million.

Conference Call Information
The Company’s fourth-quarter and full year 2017 earnings conference call will be held on Thursday, February 8 at 11:00 a.m. E.T. Participants can pre-register for the telephone conference at dpregister.com/10115313. To access the call without pre-registration, dial 844-413-3940 (in the U.S.) or 412-858-5208 (international callers). Online listeners can link to the live webcast at investors.nytco.com.

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Thursday, February 22. The passcode is 10115313.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include changes in the business and competitive environment in which the Company operates, the impact of national and local conditions and developments in technology, each of which could influence the levels (rate and volume) of the Company’s subscriptions and advertising, the growth of its businesses and the implementation of its strategic initiatives. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 25, 2016. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, NYTimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the company at @NYTimesPR.

Exhibits:	Condensed Consolidated Statements of Operations
Footnotes
Reconciliation of Non-GAAP Information

This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)
	Fourth Quarter			Twelve Months
	2017	2016	% Change	2017	2016	% Change
	(14 weeks)	(13 weeks)		(53 weeks)	(52 weeks)
Revenues
Subscription (a)	$269,381	$225,970	19.2%	$1,008,431	$880,543	14.5%
Advertising(b)	182,618	184,999	(1.3%)	558,513	580,732	(3.8%)
Other(c)	32,127	28,681	12.0%	108,695	94,067	15.6%
Total revenues	484,126	439,650	10.1%	1,675,639	1,555,342	7.7%
Operating costs
Production costs	162,965	160,909	1.3%	615,406	628,104	(2.0%)
Selling, general and administrative costs	215,363	186,172	15.7%	810,854	721,083	12.4%
Depreciation and amortization	14,910	15,720	(5.2%)	61,871	61,723	0.2%
Total operating costs	393,238	362,801	8.4%	1,488,131	1,410,910	5.5%
Headquarters redesign and consolidation (d)	3,161	—	*	10,090	—	*
Restructuring charge (e)	—	—	*	—	14,804	*
Multiemployer pension plan withdrawal expense (f)	—	—	*	—	6,730	*
Postretirement benefit plan settlement gain (g)	(37,057)	—	*	(37,057)	—	*
Pension settlement expense (h)	102,109	21,294	*	102,109	21,294	*
Operating profit	22,675	55,555	(59.2%)	112,366	101,604	10.6%
(Loss)/gain from joint ventures (i)	(12,823)	5,572	*	18,641	(36,273)	*
Interest expense and other, net	4,665	7,850	(40.6%)	19,783	34,805	(43.2%)
Income from continuing operations before income taxes	5,187	53,277	(90.3%)	111,224	30,526	*
Income tax expense (j)	63,083	13,377	*	103,956	4,421	*
(Loss)/income from continuing operations	(57,896)	39,900	*	7,268	26,105	(72.2%)
Income/(loss) from discontinued operations, net of income taxes (k)	57	(2,273)	*	(431)	(2,273)	(81.0%)
Net (loss)/income	(57,839)	37,627	*	6,837	23,832	(71.3%)
Net loss/(income) attributable to the noncontrolling interest	1,026	(483)	*	(2,541)	5,236	*
Net (loss)/income attributable to The New York Times Company common stockholders	$(56,813)	$37,144	*	$4,296	$29,068	(85.2%)
Average number of common shares outstanding:
Basic	162,311	161,235	0.7%	161,926	161,128	0.5%
Diluted	162,311	162,862	(0.3%)	164,263	162,817	0.9%

Basic (loss)/earnings per share attributable to The New York Times Company common stockholders
(Loss)/income from continuing operations	$(0.35)	$0.24	*	$0.03	$0.19	(84.2%)
Loss from discontinued operations, net of income taxes	—	(0.01)	*	—	(0.01)	*
Net (loss)/income	$(0.35)	$0.23	*	$0.03	$0.18	(83.3%)

Diluted (loss)/earnings per share attributable to The New York Times Company common stockholders
(Loss)/income from continuing operations	$(0.35)	$0.24	*	$0.03	$0.19	(84.2%)
Loss from discontinued operations, net of income taxes	—	(0.01)	*	—	(0.01)	*
Net (loss)/income	$(0.35)	$0.23	*	$0.03	$0.18	(83.3%)
Dividends declared per share	$0.04	$0.04	0.0%	$0.16	$0.16	0.0%
* Represents a change equal to or in excess of 100% or not meaningful.

See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(a) The following table summarizes digital-only subscription revenues for the fourth quarters and twelve months of 2017 and 2016:

	Fourth Quarter			Twelve Months
	2017	2016	% Change	2017	2016	% Change
	(14 weeks)	(13 weeks)		(53 weeks)	(52 weeks)
Digital-only subscription revenues:
News product subscription revenues(1)	$91,722	$61,115	50.1%	$325,956	$223,459	45.9%
Other product subscription revenues(2)	4,577	2,591	76.6%	14,387	9,369	53.6%
Total digital-only subscription revenues	$96,299	$63,706	51.2%	$340,343	$232,828	46.2%
(1)

Includes revenues from subscriptions to the Company’s news product. News product subscription packages that include access to the Company’s Crossword and Cooking products are also included in this category.

(2)	Includes revenues from standalone subscriptions to the Company’s Crossword and Cooking products.

The following table summarizes digital-only subscriptions as of the end of 2017 and 2016:

	December 31,	December 25,
	2017	2016	% Change
	(53 weeks)	(52 weeks)
Digital-only subscriptions(1):
News product subscriptions(2)	2,231	1,618	37.9%
Other product subscriptions(3)	413	247	67.2%
Total digital-only subscriptions	2,644	1,865	41.8%
(1)	Reflects certain immaterial prior-period corrections.
(2)	Includes subscriptions to the Company’s news product. News product subscription packages that include access to the Company’s Crossword and Cooking products are also included in this category.
(3)	Includes standalone subscriptions to the Company’s Crossword and Cooking products.

(b)	The following table summarizes advertising revenues by category for the fourth quarters and twelve months of 2017 and 2016:

	Fourth Quarter 2017			Fourth Quarter 2016			% Change
	(14 weeks)			(13 weeks)
	Print	Digital	Total	Print	Digital	Total	Print	Digital	Total
Display	$88,843	$69,650	$158,493	$97,254	$66,587	$163,841	(8.6)%	4.6%	(3.3)%
Classified and Other	9,576	14,549	24,125	10,172	10,986	21,158	(5.9)%	32.4%	14.0%
Total advertising	$98,419	$84,199	$182,618	$107,426	$77,573	$184,999	(8.4)%	8.5%	(1.3)%

	Twelve Months 2017			Twelve Months 2016			% Change
	(53 weeks)			(52 weeks)
	Print	Digital	Total	Print	Digital	Total	Print	Digital	Total
Display	$285,679	$198,658	$484,337	$335,652	$181,545	$517,197	(14.9)%	9.4%	(6.4)%
Classified and Other	34,543	39,633	74,176	36,328	27,207	63,535	(4.9)%	45.7%	16.7%
Total advertising	$320,222	$238,291	$558,513	$371,980	$208,752	$580,732	(13.9)%	14.2%	(3.8)%

(c)	Other revenues primarily consist of revenues from news services/syndication, digital archive licensing, building rental income, affiliate referrals, NYT Live (our live events business) and commerce. Digital other revenues, which consist primarily of affiliate referral revenue and digital archive licensing revenue, totaled $12.6 million and $41.7 million for the fourth quarter and full year of 2017, respectively.

(d)	In the fourth, third, second and first quarters of 2017, the Company recognized $3.2 million, $2.5 million, $2.0 million and $2.4 million of expenses, respectively, related to the ongoing redesign and consolidation of space in our headquarters building.

(e)	In the third and second quarters of 2016, the Company recorded charges totaling $14.8 million in connection with the streamlining of its international print operations (primarily consisting of severance costs).

(f)	In the third quarter of 2016, the Company received $5.0 million in connection with an arbitration matter related to a multiemployer pension plan. In the second quarter of 2016, the Company recorded an $11.7 million charge for a partial withdrawal obligation under a multiemployer pension plan following an unfavorable decision in the same arbitration matter.

(g)	In the fourth quarter of 2017, the Company recorded a gain of $37.1 million ($22.3 million after tax) in connection with the settlement of contractual funding obligations primarily from a postretirement plan.

(h)	In the fourth quarter of 2017, the Company recorded pension settlement charges of $102.1 million in connection with the transfer of certain pension benefit obligations to insurers. In the fourth quarter of 2016, the Company recorded pension settlement charges of $21.3 million in connection with lump sum payment offers to certain former employees.

(i)	In the fourth quarter of 2017, the Company recorded (i) an $8.4 million loss from joint ventures reflecting our proportionate share of the loss recognized by Madison, resulting from Madison's settlement of pension obligations and (ii) a $6.4 million loss from joint ventures from the sale of our 49% equity interest in Malbaie. In the third quarter of 2017, the Company recorded a $30.1 million gain from joint ventures reflecting our proportionate share of the gain related to the sale of the remaining assets at a paper mill previously operated by Madison. In the first nine months of 2016, the Company recorded a $43.5 million loss from joint ventures reflecting our proportionate share of the loss related to the closure of Madison. Subsequently, in the fourth quarter of 2016, the Company recorded a $3.9 million gain from joint ventures reflecting our proportionate share of the gain from the sale of certain assets at the paper mill.

(j)	In the fourth quarter of 2017, the Company recorded a $68.7 million charge primarily attributable to the remeasurement of our net deferred tax assets required as a result of recent tax legislation.

(k)	In the fourth and third quarters of 2017, the Company recorded a gain of $0.1 million ($0.0 million after tax) and charge of $0.8 million ($0.5 million after tax), respectively, in connection with the settlement of litigation involving NEMG T&G, a subsidiary of the Company and a part of the New England Media Group, which the Company sold in 2013. In the fourth quarter of 2016, the Company recorded a charge of $3.7 million ($2.3 million after tax) in connection with the same settlement.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has referred to non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. In addition, because the Company's 2017 fiscal fourth quarter and year included an additional week (14 weeks and 53 weeks) compared with the 2016 fiscal fourth quarter and year (13 weeks and 52 weeks), the Company has disclosed revenues excluding the estimated effect of the additional week in 2017. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Adjusted diluted earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit is useful in evaluating the ongoing performance of the Company’s business as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and non-operating retirement costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Management considers special items, which may include impairment charges, pension settlement charges and other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.

Non-operating retirement costs include interest cost, expected return on plan assets and amortization of actuarial gains and loss components of pension expense; interest cost and amortization of actuarial gains and loss components of retiree medical expense; and all expenses associated with multiemployer pension plan withdrawal obligations. These non-operating retirement costs are primarily tied to financial market performance and changes in market interest rates and investment performance. Non-operating retirement costs do not include service costs and amortization of prior service costs for pension and retiree medical benefits, which management believes reflect the ongoing service-related costs of providing pension and retiree medical benefits to its employees. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting operating results excluding non-operating retirement costs, in addition to the Company’s GAAP operating results, provides increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are set out in the tables below.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations)

	Fourth Quarter			Twelve Months
	2017	2016	% Change	2017	2016	% Change
	(14 weeks)	(13 weeks)		(53 weeks)	(52 weeks)
Diluted earnings/(loss) per share from continuing operations	$(0.35)	$0.24	*	$0.03	$0.19	(84.2%)
Add:
Severance	0.01	—	*	0.15	0.12	25.0%
Non-operating retirement costs	0.01	0.02	(50.0)%	0.07	0.10	(30.0)%
Special items:
Headquarters redesign and consolidation	0.02	—	*	0.06	—	*
Restructuring charge	—	—	*	—	0.09	*
Pension settlement expense	0.63	0.13	*	0.62	0.13	*
Multiemployer pension plan withdrawal expense	—	—	*	—	0.04	*
Postretirement benefit plan settlement gain	(0.23)	—	*	(0.23)	—	*
(Gain)/loss in joint ventures, net of noncontrolling interest	0.08	(0.02)	*	(0.08)	0.18	*
Income tax expense/(benefit) of adjustments	(0.20)	(0.05)	*	(0.24)	(0.26)	(7.7)%
Reduction in uncertain tax positions	—	(0.02)	*	—	(0.02)	*
Deferred tax asset remeasurement adjustment	0.42	—	*	0.42	—	*
Adjusted diluted earnings per share from continuing operations (1)	$0.39	$0.30	30.0%	$0.80	$0.57	40.4%
(1) Amounts may not add due to rounding.
* Represents a change equal to or in excess of 100% or not meaningful

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit before depreciation & amortization, severance, non-operating retirement costs and special items (or adjusted operating profit)

	Fourth Quarter			Twelve Months
	2017	2016	% Change	2017	2016	% Change
	(14 weeks)	(13 weeks)		(53 weeks)	(52 weeks)
Operating profit	$22,675	$55,555	(59.2)%	$112,366	$101,604	10.6%
Add:
Depreciation & amortization	14,910	15,720	(5.2)%	61,871	61,723	0.2%
Severance	972	566	71.7%	23,949	18,829	27.2%
Non-operating retirement costs	1,509	2,531	(40.4)%	11,152	15,880	(29.8)%
Special items:
Headquarters redesign and consolidation	3,161	—	*	10,090	—	*
Restructuring charge	—	—	*	—	14,804	*
Multiemployer pension plan withdrawal expense	—	—	*	—	6,730	*
Postretirement benefit plan settlement gain	(37,057)	—	*	(37,057)	—	*
Pension settlement expense	102,109	21,294	*	102,109	21,294	*
Adjusted operating profit	$108,279	$95,666	13.2%	$284,480	$240,864	18.1%
* Represents a change equal to or in excess of 100% or not meaningful

Reconciliation of operating costs before depreciation & amortization, severance and non-operating retirement costs (or adjusted operating costs)

	Fourth Quarter			Twelve Months
	2017	2016	% Change	2017	2016	% Change
	(14 weeks)	(13 weeks)		(53 weeks)	(52 weeks)
Operating costs	$393,238	$362,801	8.4%	$1,488,131	$1,410,910	5.5%
Less:
Depreciation & amortization	14,910	15,720	(5.2)%	61,871	61,723	0.2%
Severance	972	566	71.7%	23,949	18,829	27.2%
Non-operating retirement costs	1,509	2,531	(40.4)%	11,152	15,880	(29.8)%
Adjusted operating costs	$375,847	$343,984	9.3%	$1,391,159	$1,314,478	5.8%
* Represents a change equal to or in excess of 100% or not meaningful

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of revenues excluding the estimated effect of the additional week

	Fourth Quarter
	2017 As Reported	Additional Week	2017 Adjusted	2016	% Change
	(14 weeks)		(13 weeks)	(13 weeks)
Subscription	$269,381	$(18,453)	$250,928	$225,970	11.0%
Advertising	182,618	(9,821)	172,797	184,999	(6.6)%
Other	32,127	(598)	31,529	28,681	9.9%
Total revenues	$484,126	$(28,872)	$455,254	$439,650	3.5%

	Twelve Months
	2017 As Reported	Additional Week	2017 Adjusted	2016	% Change
	(53 weeks)		(52 weeks)	(52 weeks)
Subscription	$1,008,431	$(18,453)	$989,978	$880,543	12.4%
Advertising	558,513	(9,821)	548,692	580,732	(5.5)%
Other	108,695	(598)	108,097	94,067	14.9%
Total revenues	$1,675,639	$(28,872)	$1,646,767	$1,555,342	5.9%

	Fourth Quarter
	2017 As Reported	Additional Week	2017 Adjusted	2016	% Change
	(14 weeks)		(13 weeks)	(13 weeks)
Print advertising revenue	$98,419	$(4,222)	$94,197	$107,426	(12.3)%
Digital advertising revenue	84,199	(5,599)	78,600	77,573	1.3%
Total advertising revenue	$182,618	$(9,821)	$172,797	$184,999	(6.6)%

	Twelve Months
	2017 As Reported	Additional Week	2017 Adjusted	2016	% Change
	(53 weeks)		(52 weeks)	(52 weeks)
Print advertising revenue	$320,222	$(4,222)	$316,000	$371,980	(15.0)%
Digital advertising revenue	238,291	(5,599)	232,692	208,752	11.5%
Total advertising revenue	$558,513	$(9,821)	$548,692	$580,732	(5.5)%

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of revenues excluding the estimated effect of the additional week (continued)

	Fourth Quarter
	2017 As Reported	Additional Week	2017 Adjusted	2016	% Change
	(14 weeks)		(13 weeks)	(13 weeks)
Total digital-only subscription revenues	$96,299	$(7,056)	$89,243	$63,706	40.1%

	Twelve Months
	2017 As Reported	Additional Week	2017 Adjusted	2016	% Change
	(53 weeks)		(52 weeks)	(52 weeks)
Total digital-only subscription revenues	$340,343	$(7,056)	$333,287	$232,828	43.1%

CONTACT:
The New York Times Company
For Media:
Danielle Rhoades Ha, 212-556-8719
danielle.rhoades-ha@nytimes.com
or
For Investors:
Harlan Toplitzky, 212-556-7775
harlan.toplitzky@nytimes.com